EXHIBIT 99.1

     The Middleby Corporation Acquires Nu-Vu Food Service Systems

    ELGIN, Ill.--(BUSINESS WIRE)--Jan. 7, 2005--The Middleby Corporation (NASDAQ:MIDD) today announced the acquisition of the assets of Nu-Vu Food Service Systems division ("Nu-Vu") from Win-Holt Equipment Corporation for $12 million in cash. The acquired division manufactures baking ovens under the Nu-Vu brand and holding cabinets under its Wilder brand. The company's core products represent approximately $10 million in annual sales.
    "The addition of Nu-Vu puts Middleby in a strong position to capitalize on the fast-growing trend of on-premise baking" said Chairman, President and Chief Executive Selim A. Bassoul.
    Nu-Vu's current customer base includes SUBWAY(R), the world's largest sandwich chain and one of the most successful restaurant concepts. Other customers of Nu-Vu, which manufactures its products in Menominee, Michigan, include casual dining and fast-casual restaurants.
    "By leveraging the strength of Middleby's global distribution channels and current relationships with restaurant chain customers, we will be able to introduce Nu-Vu and Wilder products to a broader audience," added Bassoul.

    Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

    The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for cooking and food preparation in commercial and institutional kitchens and restaurants throughout the world. The company's leading equipment brands include Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), MagiKitch'n(R), Middleby Marshall(R), Pitco Frialator(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice and the Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets. In 2004 The Middleby Corporation was ranked #12 on Forbes 200 Best Small Companies; #11 on the FORTUNE Fastest Growing Companies list and #56 on the BusinessWeek Hot Growth Companies.
    For further information about The Middleby Corporation, visit www.middleby.com.

    CONTACT: The Middleby Corporation
             Darcy Bretz, 847-429-7756